EXHIBIT 11
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                                   EARNINGS PER SHARE
                                   DILUTED COMPUTATION
              FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1999
AND 1998
                      (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

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                               Three months ended         Six months ended
                                    June 30,                  June 30,
                                ----------------         -----------------
                               1999         1998         1999         1998
                               ----         ----         ----         ----

 Basis for computation of
 diluted earnings per share:

   Earnings from continuing
    operations before
    extraordinary item and
    cumulative effect of a
    change in accounting
    principle              $      52.2  $      56.9  $     120.4  $     111.6
   Earnings from
    discontinued operations          -         30.1            -         23.4
   Extraordinary charge -
    debt retirement                  -            -            -         (2.7)
   Cumulative effect of a
    change in accounting
    principle                        -            -         (7.5)           -
                           -----------  -----------  -----------  -----------
   Net earnings applicable
    to common stock        $      52.2  $      87.0  $     112.9  $     132.3
                           ===========  ===========  ===========  ===========
Number of shares:

   Weighted average shares
    outstanding            114,353,541  114,259,700  114,323,038  114,132,765
   Common stock equivalents    280,407      745,281      312,721      755,554
                          ------------  -----------  -----------  -----------
   Total common and common
    equivalent shares
    assuming dilution      114,633,948  115,004,981  114,635,759  114,888,319
                           ===========  ===========  ===========  ===========

Diluted earnings per share:

   Earnings from continuing
    operations before
    extraordinary item and
    cumulative effect of a
    change in accounting
    principle              $     0.46  $      0.50   $     1.06  $      0.98
   Earnings from
   discontinued operations          -         0.26            -         0.20
   Extraordinary charge -
    debt retirement                 -            -            -        (0.02)
   Cumulative effect of a
    change in accounting
    principle                       -            -        (0.07)           -
                          -----------  -----------   ----------- -----------

   Net earnings           $      0.46  $      0.76   $      0.99 $      1.16
                          ===========  ===========   =========== ===========


This calculation is submitted in accordance with Regulation S-K Item
601(b)(11).

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